UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )

Ashford Hospitality Trust Inc
(Name of Issuer)

Common Stock
(Title of Class of Securities)

044103869
(CUSIP Number)

December 31, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 044103869	SCHEDULE 13G	Page 2 of 37

1	NAME OF REPORTING PERSON OCM AHT Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 860,064 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 860,064 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 860,064 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5% (2)
12	TYPE OF REPORTING PERSON CO

(1)	In its capacity as the direct owner of Warrants issued by the Company pursuant to the Amendment No. 1 to the Credit Agreement, dated as of October 12, 2021 (the “Warrants”) exercisable for 860,064 shares of Common Stock at an exercise price of $40.00 per share (“Common Stock”).

(2)	All calculations of percentage ownership herein are based on a total of 33,855,495 shares of Common Stock issued and outstanding as of November 4, 2021, as reported by the Issuer on its Form 10-Q filed with the United States Securities Exchange Commission (the “SEC”) on November 8, 2021 (the “Form 10-Q”).

CUSIP No. 044103869	SCHEDULE 13G	Page 3 of 37

1	NAME OF REPORTING PERSON ROF8 AHT PT, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 860,064 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 860,064 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 860,064 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON OO

(1)	In its capacity as the direct owner of Warrants exercisable for 860,064 shares of Common Stock.

CUSIP No. 044103869	SCHEDULE 13G	Page 4 of 37

1	NAME OF REPORTING PERSON Oaktree Real Estate Opportunities Fund VIII GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 860,064 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 860,064 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 860,064 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the as the managing member of ROF8 AHT PT, LLC.

CUSIP No. 044103869	SCHEDULE 13G	Page 5 of 37

1	NAME OF REPORTING PERSON Oaktree Real Estate Opportunities Fund VIII GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 860,064 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 860,064 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 860,064 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON CO

(1)	In its capacity as the as the general partner of Oaktree Real Estate Opportunities Fund VIII GP, L.P.

CUSIP No. 044103869	SCHEDULE 13G	Page 6 of 37

1	NAME OF REPORTING PERSON Oaktree Phoenix Investment Fund AIF (Delaware), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 25,132 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 25,132 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,132 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the direct owner of Warrants exercisable for 25,132 shares of Common Stock.

CUSIP No. 044103869	SCHEDULE 13G	Page 7 of 37

1	NAME OF REPORTING PERSON Oaktree Fund AIF Series, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 25,132 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 25,132 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,132 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the as the general partner of Oaktree Phoenix Investment Fund AIF (Delaware), L.P.

CUSIP No. 044103869	SCHEDULE 13G	Page 8 of 37

1	NAME OF REPORTING PERSON Oaktree Fund GP AIF, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 25,132 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 25,132 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,132 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON OO

(1)	In its capacity as the as the general partner of Oaktree Fund GP AIF, LLC

CUSIP No. 044103869	SCHEDULE 13G	Page 9 of 37

1	NAME OF REPORTING PERSON Oaktree Fund GP III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 25,132 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 25,132 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,132 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON OO

(1)	In its capacity as the as the managing member of Oaktree Fund GP AIF, LLC

CUSIP No. 044103869	SCHEDULE 13G	Page 10 of 37

1	NAME OF REPORTING PERSON Oaktree AIF Investments, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 25,132 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 25,132 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,132 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON OO

(1)	In its capacity as the as the general partner of Oaktree Fund GP III, L.P.

CUSIP No. 044103869	SCHEDULE 13G	Page 11 of 37

1	NAME OF REPORTING PERSON Oaktree AIF Investment GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 25,132 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 25,132 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,132 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON OO

(1)	In its capacity as the as the general partner of Oaktree AIF Investments, L.P.

CUSIP No. 044103869	SCHEDULE 13G	Page 12 of 37

1	NAME OF REPORTING PERSON Oaktree Fund GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 860,064 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 860,064 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 860,064 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the manager of OCM AHT Holdings, LLC.

CUSIP No. 044103869	SCHEDULE 13G	Page 13 of 37

1	NAME OF REPORTING PERSON Oaktree Fund GP I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 860,064 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 860,064 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 860,064 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the managing member of Oaktree Fund GP, LLC.

CUSIP No. 044103869	SCHEDULE 13G	Page 14 of 37

1	NAME OF REPORTING PERSON Oaktree Capital I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 860,064 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 860,064 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 860,064 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. 044103869	SCHEDULE 13G	Page 15 of 37

1	NAME OF REPORTING PERSON OCM Holdings I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 860,064 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 860,064 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 860,064 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. 044103869	SCHEDULE 13G	Page 16 of 37

1	NAME OF REPORTING PERSON Oaktree Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 860,064 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 860,064 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 860,064 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the managing member of OCM Holdings I, LLC.

CUSIP No. 044103869	SCHEDULE 13G	Page 17 of 37

1	NAME OF REPORTING PERSON Oaktree Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 860,064 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 860,064 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 860,064 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the sole director of Oaktree Real Estate Opportunities Fund VIII GP Ltd.

CUSIP No. 044103869	SCHEDULE 13G	Page 18 of 37

1	NAME OF REPORTING PERSON Oaktree Capital Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 860,064 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 860,064 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 860,064 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

CUSIP No. 044103869	SCHEDULE 13G	Page 19 of 37

1	NAME OF REPORTING PERSON Atlas OCM Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 885,196 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 885,196 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 885,196 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.6%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the sole managing member of Oaktree Capital Management GP, LLC and sole member of Oaktree AIF Investment GP, LLC.

CUSIP No. 044103869	SCHEDULE 13G	Page 20 of 37

1	NAME OF REPORTING PERSON Oaktree Capital Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 860,064 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 860,064 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 860,064 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the managing member of Oaktree Holdings, LLC.

CUSIP No. 044103869	SCHEDULE 13G	Page 21 of 37

1	NAME OF REPORTING PERSON Oaktree Capital Group Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,745,260 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,745,260 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,745,260 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the indirect owner of the class B units of each of Oaktree Capital Group, LLC and Atlas OCM Holdings, LLC.

CUSIP No. 124830100	SCHEDULE 13D	Page 22 of 37

1	NAME OF REPORTING PERSON Wells Street Global Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 63,990 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 63,990 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 63,990 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON OO

(1)	In its capacity as the direct owner of 63,990 shares of Common Stock.

CUSIP No. 124830100	SCHEDULE 13D	Page 23 of 37

1	NAME OF REPORTING PERSON Wells Street Partners Manager LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 63,990 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 63,990 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 63,990 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Wells Street Global Partners LP.

CUSIP No. 124830100	SCHEDULE 13D	Page 24 of 37

1	NAME OF REPORTING PERSON Brookfield Public Securities Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 63,990 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 63,990 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 63,990 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the sole member of Wells Street Partners Manager LLC.

CUSIP No. 124830100	SCHEDULE 13D	Page 25 of 37

1	NAME OF REPORTING PERSON Brookfield Public Securities Group Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 65,630 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 65,630 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,630 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the sole member of Brookfield Public Securities Group LLC and owner of certain PSG investment funds.

CUSIP No. 124830100	SCHEDULE 13D	Page 26 of 37

1	NAME OF REPORTING PERSON Brookfield US Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 65,630 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 65,630 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,630 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the managing member of Brookfield Public Securities Group Holdings LLC.

CUSIP No. 044103869	SCHEDULE 13G	Page 27 of 37

1	NAME OF REPORTING PERSON Brookfield Asset Management Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,810,890 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,810,890 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,810,890 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3%
12	TYPE OF REPORTING PERSON HC

(1)	Solely in its capacity as the indirect owner of the class A units of each of Oaktree Capital Group, LLC and Atlas OCM Holdings, LLC and sole indirect shareholder of Brookfield US Inc.

CUSIP No. 044103869	SCHEDULE 13G	Page 28 of 37

1	NAME OF REPORTING PERSON BAM Partners Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,810,890 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,810,890 (1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,810,890 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3%
12	TYPE OF REPORTING PERSON HC

(1)	Solely in its capacity as the sole owner of Class B Limited Voting Shares of Brookfield Asset Management, Inc.

CUSIP No. 044103869	SCHEDULE 13G	Page 29 of 37

ITEM 1.	(a)	Name of Issuer:

Ashford Hospitality Trust, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:
14185 Dallas Parkway Suite 1200, Dallas, Texas 75254

ITEM 2.	(a)-(c) Name of Person Filing; Address of Principal Business Office; and Citizenship

This Schedule 13G is filed jointly by each of the following persons (collectively, the “Reporting Persons”) pursuant to a joint filing agreement attached hereto as Exhibit 1:

	(1)	OCM AHT Holdings, LLC (“AHT”), a Delaware limited liability company (“AHT”), in its capacity as the direct owner of Warrants exercisable for 860,064 shares of Common Stock;

	(2)	ROF8 AHT PT, LLC, a Delaware limited liability company (“ROF8”), in its capacity as the direct owner of Warrants exercisable for 860,064 shares of Common Stock;

	(3)	Oaktree Real Estate Opportunities Fund VIII GP, L.P., a Cayman Islands limited partnership (“Fund VIII GP, L.P.”), in its capacity as the managing member of ROF8;

	(4)	Oaktree Real Estate Opportunities Fund VIII GP Ltd., a Cayman Islands exempted company with limited liability (“Fund VIII GP Ltd.”), in its capacity as the general partner of Fund VIII GP, L.P.;

	(5)	Oaktree Fund GP, LLC, a Delaware limited liability company (“Fund GP”), in its capacity as the manager of AHT;

	(6)	Oaktree Phoenix Investment Fund AIF (Delaware), L.P., a Delaware limited partnership (“Phoenix Investment Fund AIF”), in its capacity as the direct owner of Warrants exercisable for 25,132 shares of Common Stock;

	(7)	Oaktree Fund AIF Series, L.P., a Delaware limited partnership (“AIF Series”), in its capacity as the general partner of Phoenix Investment Fund AIF;

	(8)	Oaktree Fund GP AIF, LLC, a Delaware limited liability company (“GP AIF”), in its capacity as the general partner of AIF Series;

	(9)	Oaktree Fund GP III, L.P., a Delaware limited partnership (“Fund GP III”), in its capacity as the as the managing member of GP AIF;

	(10)	Oaktree AIF Investments, L.P., a Delaware limited partnership (“AIF Investments”), in its capacity as the as the general partner of Fund GP III;

	(11)	Oaktree AIF Investment GP, LLC (”AIF Investment GP”), a Delaware limited liability company (”AIF Investment GP”), in its capacity as the as the general partner of AIF Investments;

	(12)	Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), in its capacity as the managing member of Fund GP;

	(13)	Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), in its capacity as the general partner of GP I;

	(14)	OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), in its capacity as the general partner of Capital I;

	(15)	Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”) in its capacity as the managing member of Holdings I;

	(16)	Oaktree Capital Management, L.P., a Delaware limited partnership (“Management”), in its capacity as the sole director of Fund VIII GP Ltd.;

CUSIP No. 044103869	SCHEDULE 13G	Page 30 of 37

(17)	Oaktree Capital Management GP, LLC, a Delaware limited liability company (“Management GP”), in its capacity as the general partner of Management;

(18)	Atlas OCM Holdings LLC, a Delaware limited liability company (“Atlas”), in its capacity as the sole managing member of Management GP and sole member of AIF Investment GP;

(19)	Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), in its capacity as the managing member of Holdings;

(20)	Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP”), in its capacity as the indirect owner of the class B units of each of OCG and Atlas;

(21)	Wells Street Global Partners LP, a Delaware limited partnership (“WSGP”), in its capacity as the direct holder of 63,990 shares of Common Stock;

(22)	Wells Street Partners Manager LLC, a Delaware limited liability company (“WSPM”), in its capacity as the general partner of WSGP.

(23)	Brookfield Public Securities Group LLC, a Delaware limited liability company (“Securities Group”), in its capacity as the sole member of WSPM;

(24)	Brookfield Public Securities Group Holdings LLC, a Delaware limited liability company (“Securities Group Holdings”), in its capacity as the sole member of Brookfield Public Securities Group LLC and owner of certain PSG investment funds;

(25)	Brookfield US Inc., a Delaware corporation (“Brookfield US”), in its capacity as managing member of Brookfield Public Securities Group Holdings LLC;

(26)	Brookfield Asset Management Inc., a Canadian corporation (“BAM”), in its capacity as the indirect owner of the class A units of each of OCG and Atlas and sole indirect shareholder of Brookfield US; and

(27)	BAM Partners Trust, a trust formed under the laws of Ontario (“BAM Partners”), in its capacity as the sole owner of Class B Limited Voting Shares of BAM.

65,630 shares of the Common Stock reported herein as being beneficially owned by BAM Partners are held by investment funds (the “PSG Funds”) that are managed by Brookfield Public Securities Group LLC (formerly Brookfield Investment Management Inc.). Since Brookfield Public Securities Group LLC manages such funds, it may be deemed to beneficially own such shares of Common Stock. Since Brookfield Public Securities Group LLC is a subsidiary of BAM, BAM may also be deemed to beneficially own all of such shares of Common Stock. BAM Partners Trust is the sole holder of Class B limited voting shares of BAM. The Class B limited voting shares of BAM entitle BAM Partners to appoint one half of the board of directors of BAM. As a result, BAM Partners may also be deemed to beneficially own such shares of Common Stock held by the PSG Funds.

The principal business address of each of the Reporting Persons is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(d)	Title of Class of Securities:

Common Shares, $0.01 par value per share (the “Shares”)

(e)	CUSIP Number: 044103869

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
	(e)	[__] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)
	(f)	[__] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)
	(g)	[__] A Parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 044103869	SCHEDULE 13G	Page 31 of 37

ITEM 4.	OWNERSHIP

The responses of the Reporting Persons to Rows 5-9 and 11 in each of their respective cover pages to this Schedule 13G are incorporated herein by reference.

AHT directly holds Warrants exercisable for 860,064 Shares, constituting approximately 2.5% of the total issued and outstanding Shares and has the sole power to vote and dispose of such shares.

ROF8 directly holds Warrants exercisable for 860,064 Shares, constituting approximately 2.5% of the total issued and outstanding Shares and has the sole power to vote and dispose of such shares.

Phoenix Investment Fund AIF directly holds Warrants exercisable for 25,132 Shares, constituting approximately 0.1% of the total issued and outstanding Shares and has the sole power to vote and dispose of such shares.

Fund GP, in its capacity as the general partner of AHT, has the ability to direct the management of AHT’s business, including the power to vote and dispose of securities held by AHT; therefore Fund GP may be deemed to beneficially own the Shares held by AHT.

GP I, in its capacity as the managing member of Fund GP, has the ability to direct the management of Fund GP’s business, including the power to direct AHT. Therefore, GP I may be deemed to have indirect beneficial ownership of the Shares held by AHT.

Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I’s business, including the power to direct the decisions of GP I regarding the vote and disposition of securities held by AHT; therefore, Capital I may be deemed to have indirect beneficial ownership of the Shares held by AHT.

Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I’s business, including the power to direct the decisions of Capital I regarding the vote and disposition of securities held by AHT; therefore, Holdings I may be deemed to have indirect beneficial ownership of the Shares held by AHT.

Holdings, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holding I’s business, including the power to direct the decisions of Holdings I regarding the vote and disposition of securities held by AHT; therefore, Holdings may be deemed to have indirect beneficial ownership of the Shares held by AHT.

Management, in its capacity as the sole director of Xb Holdco and as the duly appointed investment manager of the Managed Entities, has the ability to direct the management of Xb Holdco and the Managed Entities, including the power to direct the decisions of Xb Holdco and the Managed Entities regarding the vote and disposition of securities held by Xb Holdco and the Managed Entities; therefore, Management may be deemed to have indirect beneficial ownership of the Shares held by Xb Holdco and the Managed Entities.

Management GP, in its capacity as the general partner of Management, has the ability to direct the management of Management’s business, including the power to direct the decisions of Management regarding the vote and disposition of securities held by Xb Holdco and the Managed Entities; therefore, Management GP may be deemed to have indirect beneficial ownership of the Shares held by Xb Holdco and the Managed Entities.

Atlas, in its capacity as the sole managing member of Management GP, has the ability to direct the management of Management GP’s business, including the power to direct the decisions of Management GP regarding the vote and disposition of securities held by Xb Holdco and the Managed Entities; therefore, Management GP may be deemed to have indirect beneficial ownership of the Shares held by Xb Holdco and the Managed Entities.

OCG, in its capacity as the managing member of Holdings, has the ability to direct the management of Holdings’ business, including the power to direct the decisions of Holdings regarding the vote and disposition of securities held by Xb Holdco, the Managed Entities, Cascade and Xb Holdings; therefore, OCG may be deemed to have indirect beneficial ownership of the Shares held by Xb Holdco, the Managed Entities, Cascade and Xb Holdings.

CUSIP No. 044103869	SCHEDULE 13G	Page 32 of 37

OCGH GP, in its capacity as the indirect owner of the class B units of each of OCG and Atlas, has the ability to appoint and remove certain directors of OCG and Atlas and, as such, may indirectly control the decisions of OCG and Atlas regarding the vote and disposition of securities held by Xb Holdco, the Managed Entities, Cascade and Xb Holdings; therefore, OCGH GP may be deemed to have indirect beneficial ownership of the Shares held by Xb Holdco, the Managed Entities, Cascade and Xb Holdings.

WSGP directly holds 63,990 shares of the Company’s Common Stock and has the sole power to vote and dispose of such shares.

WSPM, in its capacity as the general partner of WSGP, has the ability to direct the management of WSGP’s business, including the power to vote and dispose of securities held by WSGP; therefore, WSPM may be deemed to beneficially own the shares of Common Stock held by WSGP.

Securities Group, in its capacity as the sole member of WSPM and owner of certain PSG investment funds, has the ability to direct the management of WSPM’s business, including the power to vote and dispose of securities held by WSPM; therefore, Securities Group may be deemed to beneficially own the shares of Common Stock held by WSGP.

Securities Group Holdings, in its capacity as the sole member of Securities Group, has the ability to direct the management of Securities Group’s business, including the power to direct the decisions of Securities Group regarding the vote and disposition of securities held by WSGP; therefore, Securities Group Holdings may be deemed to have indirect beneficial ownership of the shares of Common Stock held by WSGP.

Brookfield US, in its capacity as the managing member of Securities Group Holdings, has the ability to direct the management of Securities Group Holdings’ business, including the power to direct the decisions of Securities Group Holdings regarding the vote and disposition of securities held by WSGP; therefore, Brookfield US may be deemed to have indirect beneficial ownership of the shares of Common Stock held by WSGP.

BAM, in its capacity as the indirect owner of the class A units of each of OCG and Atlas and sole indirect shareholder of Brookfield US, has the ability to appoint and remove certain directors of OCG and Atlas and Brookfield US and, as such, may indirectly control the decisions of OCG and Atlas and Brookfield US regarding the vote and disposition of securities held by Xb Holdco, the Managed Entities, Cascade, Xb Holdings and WSGP; therefore BAM may be deemed to have indirect beneficial ownership of the Shares held by Xb Holdco, the Managed Entities, Cascade, Xb Holdings and WSGP.

BAM Partners, in its capacity as the sole owner of Class B Limited Voting Shares of BAM, has the ability to appoint and remove certain directors of BAM and, as such, may indirectly control the decisions of BAM regarding the vote and disposition of securities held by Xb Holdco, the Managed Entities, Cascade, Xb Holdings and WSGP; therefore BAM Partners may be deemed to have indirect beneficial ownership of the Shares held by Xb Holdco, the Managed Entities, Cascade, Xb Holdings and WSGP.

Pursuant to Rule 13d-4 of the Exchange Act, the Reporting Persons declare that filing this Statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Statement except to the extent of such person’s pecuniary interest in the Shares, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

All ownership percentages of the securities reported in this Statement are based on 33,855,497 Shares outstanding as of November 8, 2021, as reported by the Issuer on the Form 10-Q.

CUSIP No. 044103869	SCHEDULE 13G	Page 33 of 37

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 044103869	SCHEDULE 13G	Page 34 of 37

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2022

OAKTREE OPPS XB HOLDCO LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CASCADE INVESTMENT FUND I GP, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND Xb HOLDINGS (DELAWARE), L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE FUND GP I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

CUSIP No. 044103869	SCHEDULE 13G	Page 35 of 37

OCM HOLDINGS I, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL MANAGEMENT GP, LLC

By:	Atlas OCM Holdings, LLC
Its:	Managing Member

By:	Oaktree New Holdings, LLC
Its:	Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

ATLAS OCM HOLDINGS, LLC

By:	Oaktree New Holdings, LLC
Its:	Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

CUSIP No. 044103869	SCHEDULE 13G	Page 36 of 37

WELLS STREET GLOBAL PARTNERS LP

By:	/s/ Brian Hurley
Name:	Brian Hurley
Title:	Vice President of Brookfield Partners Manager LLC, General Partner of Wells Street Global Partners LP

WELLS STREET PARTNERS MANAGER LLC

By:	/s/ Brian Hourihan
Name:	Brian Hourihan
Title:	Chief Regulatory Counsel of Brookfield Public Securities Group LLC, sole member

BROOKFIELD PUBLIC SECURITIES GROUP LLC

By:	/s/ Brian Hourihan
Name:	Brian Hourihan
Title:	Regulatory Counsel and Chief Compliance Officer

BROOKFIELD PUBLIC SECURITIES GROUP HOLDINGS LLC

By:	/s/ Brian Hourihan
Name:	Brian Hourihan
Title:	Chief Regulatory Counsel

BROOKFIELD US INC.

By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Secretary

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Senior Vice President Legal & Regulatory

BAM PARTNERS TRUST

By:	BAM Class B Partners Inc.
Its:	Trustee

By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Secretary

CUSIP No. 044103869	SCHEDULE 13G	Page 37 of 37

Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on this Schedule 13G is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements. Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  February 14, 2022

OAKTREE OPPS XB HOLDCO LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CASCADE INVESTMENT FUND I GP, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND Xb HOLDINGS (DELAWARE), L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE FUND GP I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OCM HOLDINGS I, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL MANAGEMENT GP, LLC

By:	Atlas OCM Holdings, LLC
Its:	Managing Member

By:	Oaktree New Holdings, LLC
Its:	Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

ATLAS OCM HOLDINGS, LLC

By:	Oaktree New Holdings, LLC
Its:	Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

WELLS STREET GLOBAL PARTNERS LP

By:	/s/ Brian Hurley
Name:	Brian Hurley
Title:	Vice President of Brookfield Partners Manager LLC, General Partner of Wells Street Global Partners LP

WELLS STREET PARTNERS MANAGER LLC

By:	/s/ Brian Hourihan
Name:	Brian Hourihan
Title:	Chief Regulatory Counsel of Brookfield Public Securities Group LLC, sole member

BROOKFIELD PUBLIC SECURITIES GROUP LLC

By:	/s/ Brian Hourihan
Name:	Brian Hourihan
Title:	Regulatory Counsel and Chief Compliance Officer

BROOKFIELD PUBLIC SECURITIES GROUP HOLDINGS LLC

By:	/s/ Brian Hourihan
Name:	Brian Hourihan
Title:	Chief Regulatory Counsel

BROOKFIELD US INC.

By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Secretary

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Senior Vice President Legal & Regulatory

BAM PARTNERS TRUST

By:	BAM Class B Partners Inc.
Its:	Trustee

By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Secretary